Exhibit 10.iii.d

THE MOSAIC COMPANY

COST REDUCTION INCENTIVE

PERFORMANCE SHARE AWARD AGREEMENT

This PERFORMANCE SHARE AWARD AGREEMENT (the “Agreement”) is made this              day of                     , 2014 (the “Grant Date”), by and between The Mosaic Company, a Delaware corporation (the “Company”) and              (the “Participant”). The “Performance Period” shall mean the period beginning on January 1, 2014 and ending on December 31, 2016.

1. Award.

(a) The Company hereby grants to the Participant a Performance Award under The Mosaic Company 2004 Omnibus Stock and Incentive Plan (the “Plan”) consisting of              performance shares (each such performance share, a “Performance Share,” collectively, the “Performance Shares” and the number of a Participant’s Performance Shares sometimes referred to herein as the “No. of Participant’s Performance Shares”). Each Performance Share represents the opportunity (provided the performance conditions described below are met) to receive a multiple of one share of common stock (including a multiple of 1 and less than 1), par value $.01 per share (the “Common Stock”), of the Company according to the terms and conditions set forth herein, in the Plan and in the resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board”) of the Company and Compensation Committee (the “Committee”) of the Board, including but not limited to applicable definitions and the manner of making determinations and calculations relating to this Agreement and the Performance Shares. The Performance Shares are granted under Sections 6(d) and (e) of the Plan. A copy of the Plan and the Resolutions will be furnished upon request of the Participant. This Performance Award is intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

(b) Participant’s Sub-plan: The Participant is initially in the              sub-plan (the “Participant’s Sub-plan”).

(c) Calculation of Payout (Performance Requirement). Provided the Participant’s Performance Shares are not forfeited under Section 2, the number of shares of Common Stock, par value $0.01 of the Company (“Common Shares”) issued to the Participant in exchange for Performance Shares shall be determined as set forth below:

(i)	Phosphates and Potash Sub-plan Participants: For a Participant in the Phosphates or Potash sub-plan, the number of Common Shares issued to such Participant shall equal the total number of the Participant’s Performance Shares as set forth above multiplied by the applicable Payout Percentage (the “Payout %”) for the Participant’s sub-plan determined as follows:

SUB-PLAN	GOAL	2016 CONTROLLABLE OPERATING COSTS/TONNE ACHIEVED	PAYOUT %
Phosphates	Maximum	$146.01	150%
	Target	$148.67	100%
	Minimum	$155.34	50%
Potash	Maximum	$96.88	150%
	Target	$99.08	100%
	Minimum	$104.57	50%

Achievement of performance levels between amounts set forth in the table above shall be interpolated on a straight-line basis. The Committee shall determine the level of 2016 Controllable Operating Costs/Tonne that has been achieved.

(ii)	Participants in Other Sub-plans: For a Participant whose Sub-plan is not the Phosphates or Potash Sub-Plan, the number of Common Shares issued to such Participant shall be equal to the sum of the following:

(No. of Participant’s Performance Shares multiplied by 50%

multiplied by Payout % for Phosphates Sub-plan from Section 1(c)(i) above)

+

(No. of Participant’s Performance Shares multiplied by 50%

multiplied by Payout % for Potash Sub-plan from Section 1(c)(i) above)

(iii) Notwithstanding the foregoing, in the event of a Change in Control and Qualified CIC Termination described under Section 2(d), if the Performance Period has not previously ended, the Performance Period shall end on the date of Participant’s termination of employment and the number of Common Shares issued to such Participant shall equal the greater of (a) the total number of the Participant’s Performance Shares as set forth above in Section 1(a), or (b) the number of Common Shares determined in the manner provided under Section 1(c) but substituting for 2016 Controllable Operating Costs/Tonne Achieved the level of Controllable Operating Costs/Tonne Achieved for the most recent fiscal year of the Company for which such information is then available. .

2. Vesting; Forfeiture; Early Vesting.

(a) Except as otherwise provided in this Agreement, the Performance Shares shall vest (i.e., cease to be subject to any further requirement that the participant continue in employment with the Company or an Affiliate) on December 31, 2016.

(b) Except as provided in Sections 2(c) and (d), if Participant ceases to be an employee of the Company or any Affiliate, whether voluntary or involuntary and whether or not terminated for Cause, prior to vesting of the Performance Shares pursuant to Section 2(a) hereof, all of Participant’s rights to all of the unvested Performance Shares shall be immediately and irrevocably forfeited.

(c) Notwithstanding Sections 2(a) and 2(b), all of a Participant’s unvested Performance Shares shall vest upon the date any of the following events occurs:

(i) Participant’s death;

(ii) Participant is determined to be disabled under the Company’s long term disability plan; or

(iii) Participant retires from the Company with at least five years service at age sixty or older (or pursuant to early retirement with the consent of the Committee).

(d) Notwithstanding Section 2(b) or anything else in this Agreement to the contrary, in the event Participant experiences a Qualified CIC Termination the Participant’s unvested Performance Shares shall vest as of the date of Participant’s termination of employment.

3. Certain Definitions.

(a) “Change in Control” shall mean:

(i) a majority of the directors of the Company shall be persons other than persons (A) for whose election proxies shall have been solicited by the Board of Directors of the Company, or (B) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships,

(ii) 50% or more of the voting power of all of the outstanding shares of all classes and series of capital stock of the Company entitled to vote in the general election of directors of the Company, voting together as a single class (the “Voting Stock”), of the Company is acquired or beneficially owned by any person, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act other than (A) an entity in connection with a Business Combination in which clauses (A) and (B) of subparagraph (iii) apply or (B) a licensed broker/dealer or licensed underwriter who purchases shares of Voting Stock pursuant to an underwritten public offering solely for the purpose of resale to the public,

(iii) the consummation of a merger or consolidation of the Company with or into another entity, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of Voting Stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (B) no person, entity or group beneficially owns, directly or indirectly, 50% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding Voting Stock (or comparable equity interests) of the surviving or acquiring entity), or

(iv) approval by the Company’s stockholders of a definitive agreement or plan to liquidate or dissolve the Company.

Notwithstanding the foregoing, a Change in Control shall not have occurred unless the event satisfies the definition of “change in control” under section 409A of the Internal Revenue Code of 1986, as amended, and any regulations, rules, or guidance thereunder (the “Code”).

(b) “Qualified CIC Termination” shall mean (i) the Company’s termination of Participant’s employment without Cause (or Participant’s termination of employment for Good Reason), and (ii) such termination occurs either (A) upon, or within two years after, the occurrence of a Change in Control of the Company, or (B) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 3(a)(ii), (iii), or (iv) (so long as such Change in Control occurs within six months after the effective date of such termination).

(c) “Cause” shall mean (i) the willful and continued failure by Participant substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) Participant’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds or (iii) the willful engaging by Participant in misconduct which causes substantial injury to the Company or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Participant’s part shall be considered “willful” unless done or omitted to be done, by Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

(d) “Good Reason” shall mean: (i) a material diminution in authority, duties, or responsibilities; (ii) a material change in geographic location where services are provided (the Company has determined this is any requirement by the Company that Participant move to a location more than fifty (50) miles away from Participant’s regular office location); or (iii) a material diminution in base salary. Good Reason shall not exist if (i) Participant expressly consents to such event in writing, (ii) Participant fails to object in writing to such event within sixty (60) days of its effective date, or (iii) Participant objects in writing to such event within sixty (60) days of its effective date but the Company cures such event within thirty (30) days after written notice from Participant. The written notice must describe the basis for Participant’s claim of Good Reason and identify what reasonable actions would be required to cure such Good Reason.

4. Restrictions on Transfer. The Performance Shares shall not be transferable other than by will or by the laws of descent and distribution. Each right under this Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative. Until the date that the Performance Shares vest pursuant to Section 2 hereof, none of the Performance Shares or the Common Shares issuable upon vesting thereof may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and any purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company, and no attempt to transfer the Performance Shares or the Common Shares issuable upon vesting thereof, whether voluntarily or involuntarily, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Performance Shares or such Common Shares. Notwithstanding the foregoing, Participant may, in the manner established pursuant to the Plan, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Performance Shares upon the death of Participant, and Company Common Stock and any other property with respect to the Performance Shares upon the death of Participant shall be transferable to such beneficiary or beneficiaries or to the person or persons entitled thereto by the laws of descent and distribution, and none of the limitations of the preceding sentence shall in such event apply to such Company Common Stock or other property.

5. Adjustments. If any Performance Shares vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Participant shall then receive upon such vesting the number and type of securities or other consideration which Participant would have received if such Performance Shares had vested prior to the event changing the number or character of the outstanding Common Stock. In the event of a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act there shall be substituted for each share of Common Stock available upon vesting of the Performance Shares granted under this Agreement the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control.

6. Issuance. The Company will issue Common Shares for vested Performance Shares at the end of the Performance Period. The Company shall, as promptly as reasonably practicable after the Payout % has been determined in accordance with the Plan, the Resolutions and this Agreement,, cause to be issued Common Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Common Shares (less any Common Shares withheld to pay withholding taxes). The value of any fractional Common Shares shall be paid in cash at the same time.

Notwithstanding the foregoing, if there is a Change in Control as described under Section 2(d), then Participant, or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall receive, within ten (10) days of Participant’s Qualified CIC Termination, a cash payment from the Company in an amount based on the number of Common Shares calculated under Section 1(c)(iv) multiplied by the closing price per Common Share on the New York Stock Exchange on the last trading day of the Performance Period but not less than the highest per share price offered to stockholders in any transaction whereby the Change in Control takes place (the “Ending Price”), subject to Section 8(a). The number of Common Shares determined as provided in the preceding sentence and the Ending Price shall be appropriately adjusted to reflect all adjustments provided for in Section 5. To the extent that Section 409A of the Code applies and Participant is a specified employee for purposes of section 409A of the Code, payment shall occur the first day of the seventh month following the date of the Participant’s termination of employment (rather than within ten (10) days of Participant’s Qualified CIC Termination).

Upon the issuance of Common Shares or payments under this Section, Participant’s Performance Shares shall be cancelled.

7. Dividend Equivalents. Notwithstanding Section 6 hereof, for record dates that occur before a Common Share is issued in accordance with Section 6 hereof, Participant shall be entitled to receive, with respect to each Common Share that is so issued, Dividend Equivalent amounts if dividends are declared by the Board of Directors on the Company’s Common Stock. The Dividend Equivalent amounts shall be an amount of cash per share that is issued pursuant to this Agreement equal to the dividends per share paid or payable to common stockholders of the Company on a share of the Company’s Common Stock. The Dividend Equivalent amounts shall be accrued (without interest and earnings) rather than paid when a dividend is paid on a share of the Company’s Common Stock. If a Performance Share is forfeited, the Dividend Equivalents on the Performance Share are forfeited. The Company shall pay the Dividend Equivalents on a Performance Share when the Company issues a Common Share for the Performance Share or makes a cash payment pursuant to Section 6.

8 Miscellaneous.

(a) Income Tax Matters.

(i) In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(ii) In accordance with the terms of the Plan, and such rules as may be adopted under the Plan, Participant may elect to satisfy Participant’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares (including but not limited to the payment of Dividend Equivalents) by having the Company withhold a portion of the Common Shares otherwise to be delivered having a Fair Market Value and/or cash otherwise to be paid equal to the amount of such taxes. The Company will not deliver any fractional Common Shares but will pay, in lieu thereof, the Fair Market Value of such fractional Common Shares. Participant’s election must be made on or before the date that the amount of tax to be withheld is determined.

(iii) To the extent a payment is not paid within the short-term deferral period and is not exempt from Section 409A of the Code (such as the rule exempting payments made following an involuntary termination of up to two times pay) then Section 409A of the Code shall apply. The Company intends this Agreement to comply with Section 409A of the Code and will interpret this Agreement in a manner that complies with Section 409A of the Code. For example, the term “termination” shall be interpreted to mean a separation from service under section 409A of the Code and the six-month delay rule shall apply if applicable. Notwithstanding the foregoing, although the intent is to comply with section 409A of the Code, Participant shall be responsible for all taxes and penalties under this Agreement (the Company and its employees shall not be responsible for such taxes and penalties).

(b) Plan Provisions Control. In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. Any term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Plan.

(c) Rationale for Grant. The Performance Shares granted pursuant to this Agreement is intended to offer Participant an incentive to put forth maximum efforts in future services for the success of the Company’s business. The Performance Shares are not intended to compensate Participant for past services.

(d) No Rights of Stockholders. Neither Participant, Participant’s legal representative nor a permissible assignee of this award shall have any of the rights and privileges of a stockholder of the Company with respect to any Shares, unless and until Common Shares have been issued in accordance with the terms hereof.

(e) No Right to Employment. The issuance of the Performance Shares or the Common Shares shall not be construed as giving Participant the right to be retained in the employ of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without Cause. In addition, the Company or an Affiliate may at any time dismiss Participant from employment free from any liability or any claim under the Plan or the Agreement. Nothing in the Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(f) Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware. Participant hereby submits to the nonexclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to the Plan or the Agreement.

(g) Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(h) No Trust or Fund Created. Participant shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.

(i) Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

(j) Securities Matters. The Company shall not be required to deliver Common Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement on the date set forth in the first paragraph.

THE MOSAIC COMPANY

By:
Name:
Title:

PARTICIPANT

Name: